                                                                     EXHIBIT 99


(IKONICS LETTERHEAD)


                                                                    NEWS RELEASE

News Contact:   BILL ULLAND                            For Immediate Release
                Chairman, President & CEO              April 17, 2003
                (218) 628-2217


                      IKONICS REPORTS FIRST QUARTER RESULTS

DULUTH, MN - IKONICS Corporation, a Duluth based imaging technology company, announced sales and earnings for the first quarter of 2003.

Sales for the quarter were $2,830,649, 2 percent ahead of the first quarter of 2002. Earnings for the quarter increased by 29 percent to $ 29,678 or $0.024 per share.

Bill Ulland, IKONICS President and CEO, said that the flat sales performance was caused by some war related softness in the domestic market and the timing of a large container shipment to Asia. In 2002 the shipment was made in the first quarter. This year it is scheduled to occur in the second quarter.

Ulland also said that company chemists were making good progress in the reformulation of the RapidMask(TM) technology, acquired from DuPont Corporation in February 2003, and expects to introduce the product to the marketplace in the second half of the year.

On December 16, 2002, The Chromaline Corporation changed its name to IKONICS Corporation. IKONICS stock is listed on the Nasdaq SmallCap market under the symbol IKNX.


This press release contains forward-looking statements regarding sales, earnings, and new products that involve risks and uncertainties. The company's actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the company's Form 10-KSB on file with the SEC.


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                               IKONICS CORPORATION
                              STATEMENTS OF INCOME
               For the Three Months Ending March 31, 2003 and 2002



                                                             THREE MONTHS ENDED
                                                          3/31/03       3/31/02
                                                       ------------   ------------
Sales                                                  $  2,830,649   $  2,782,372
Costs, expenses, and other income                         2,784,991      2,745,221
                                                       ------------   ------------
Income before income taxes                             $     45,658   $     37,151
Federal and state income tax expense                         15,980         14,104
                                                       ------------   ------------
Net income                                             $     29,678   $     23,047
                                                       ============   ============
Earnings per common share - diluted                    $        .02   $        .02
                                                       ============   ============
Average shares outstanding - diluted                      1,254,045      1,263,916



                     UNAUDITED INTERIM FINANCIAL STATEMENTS